U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

January 29, 2013

Commission file number 001-10196

STUDIO ONE MEDIA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	23-2517953
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona  85260

(Address of principal executive offices) (Zip Code )

(480) 556-9303

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(d)           Election of Director and appointment of Officers

On January 29, 2013, Stanton Ross was elected as a director of the Company.

Mr. Ross is Chairman and President of Infinity Energy Resources Inc (IFNY) a natural resources exploration and development company. Mr. Ross is also Chairman, President and Chief Executive Officer of Digital Ally, Inc. (DGLY).  Digital is a publicly held company whose common stock is traded on the Nasdaq Capital Market under the symbol DGLY.  From 1991 until March 1992, he founded and served as President of Midwest Financial, a financial services corporation involved in mergers, acquisitions and financing for corporations in the Midwest.  From 1990 to 1991, Mr. Ross was employed by Duggan Securities, Inc., an investment banking firm in Overland Park, Kansas, where he primarily worked in corporate finance.  From 1989 to 1990, he was employed by Stifel, Nicolaus & Co., a member of the New York Stock Exchange, where he was an investment executive.   Other than the current election to the Board of Studio One Media, Inc., Mr. Ross holds no public company directorships other than with Digital and Infinity currently and has not held any others during the previous five years.  The Company believes that Mr. Ross’ broad entrepreneurial, financial and business experience and his experience with micro-cap public companies and role as chairman, president and CEO of other microcap companies gives him the qualifications and skills to serve as a director. Mr. Ross will receive compensation in the form of 1,000,000 options excerciseable at $0.25 per share in the Company's common stock for a period of one year from the date he became a director.  All shares of common stock issued to Mr. Ross as a director pursuant to the option shall be restricted pursuant to the provisions of Rule 144 promulgated by the Securities Exchange Commission and all certificates evidencing such shares shall bear a legend to that effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO ONE MEDIA, INC.

Dated:  February 1, 2013

By: /s/ Kenneth R. Pinckard

Kenneth R. Pinckard
Vice President